Filed Pursuant to Rule 424(b)(7)
Registration No. 333-141997

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 21, 2007.

Prospectus Supplement
(to Prospectus dated May 2, 2007)

5,400,000 Shares

Common Stock

The selling stockholders are offering all of the shares of our common stock offered by this prospectus supplement.  We will not receive any proceeds from the sale by the selling stockholders of shares of common stock in this offering.  Our common stock is listed for trading on the New York Stock Exchange under the symbol “ACW.”  On May 18, 2007, the closing price of our common stock on the New York Stock Exchange was $15.31 per share.

Investing in our common stock involves significant risks.  Before buying shares of our common stock you should read the discussion of material risks of investing in our common stock under the heading entitled “Risk Factors” beginning on page S-1 of this prospectus supplement and on page 4 of the accompanying prospectus.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, Before Expenses, To the Selling Stockholders	$	$

In addition to the underwriting discount, the underwriter will receive a commission equivalent from the investors in the amount of $0.05 for each share of common stock sold to the investors in the offering.

Delivery of shares will be made on or about                     , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.

The date of this prospectus supplement is     , 2007.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information provided in this prospectus supplement, the related prospectus and the information incorporated by reference herein or therein. We and the selling stockholders have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to offer and sell these securities. You should assume that the information contained in this prospectus supplement, the related prospectus and the documents incorporated by reference is accurate only as of the respective dates of such documents.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Where You Can Find More Information.”

RISK FACTORS

We urge you to carefully consider the risks described beginning on page 4 of the accompanying prospectus, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, before reaching a decision regarding an investment in our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock began trading publicly on the New York Stock Exchange on April 26, 2005, under the symbol “ACW.”  Prior to that date, there was no public market for our common stock.  As of March 6, 2007, we had 34 stockholders of record.  The following table sets forth the high and low sale prices of the common stock during 2005 and 2006 and the first and second quarters of 2007.

	High	Low
Fiscal Year Ended December 31, 2005
Second Quarter (beginning April 26, 2005)	$11.00	$8.50
Third Quarter	$15.90	$10.38
Fourth Quarter	$13.95	$11.20
Fiscal Year Ended December 31, 2006
First Quarter	$13.36	$10.05
Second Quarter	$12.52	$9.92
Third Quarter	$12.60	$9.85
Fourth Quarter	$12.75	$10.92
Fiscal Year Ended December 31, 2007
First Quarter	$15.00	$10.96
Second Quarter (through May 18, 2007)	$15.94	$13.60

For a description of our dividend policy, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 9, 2007 with the SEC.  For more information, see “Where You Can Find More Information.”

SELLING STOCKHOLDERS

The following table sets forth the name of each selling stockholder, the number of shares of common stock beneficially owned by each selling stockholder as of April 24, 2007, the number of shares of common stock that each selling stockholder may offer and sell pursuant to this prospectus supplement, and the number of shares of common stock and the percentage of the class of common stock to be beneficially owned by each selling stockholder after completion of this offering.

The selling stockholders do not have any position, office or other material relationship with us or any of our affiliates, nor have they had any position, office or material relationship with us or any of our affiliates within the past three years, except for those listed in the footnotes to the following table or otherwise disclosed in this prospectus supplement and the accompanying prospectus.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.  The number of shares beneficially owned by each stockholder and each stockholder’s percentage ownership is based on their outstanding shares of common stock as of April 24, 2007.  The percentage of ownership indicated in the following table is based on 34,996,836 shares of common stock outstanding on April 20, 2007.

Information with respect to beneficial ownership has been furnished by each selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC.  Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Beneficially Owned Before the Offering		Number of Shares Being Sold in this	Shares Beneficially Owned After the Offering
Name	Number	Percent	Offering	Number	Percent
KKR 1996 GP L.L.C. (1)	7,850,213	22.43%	4,755,657	3,094,556	8.84%
Caravelle Investment Fund, L.L.C. (2)	363,992	1.04%	220,506	143,486	*
Albion Mezzanine Fund LP (3)	249,106	*	150,908	98,198	*
Albion Mezzanine Fund II LP (3)	450,527	1.29%	272,929	177,598	*

*                 Represents less than 1.0%.

(1)          Shares of common stock shown as beneficially owned by KKR 1996 GP L.L.C. are held by Hubcap Acquisition LLC.  KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P. KKR 1996 Fund L.P. is one of two members of Hubcap Acquisition LLC and owns more than a 95% equity interest in Hubcap Acquisition LLC. KKR 1996 GP L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Perry Golkin, Johannes P. Huth, Todd A. Fisher and Alexander Navab, Jr. Mr. Greene is a member of our Board, and may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Mr. Greene disclaims beneficial ownership. Mr. Frederick M. Goltz is a member of our Board and is also a member of KKR. Mr. Goltz disclaims that he is the owner (beneficial or otherwise) of any shares beneficially owned by KKR Associates 1996 L.P. Mr. Fisher and Mr. James C. Momtazee, a director of Kohlberg Kravis Roberts & Co., were members of our Board until December 16, 2005.

(2)          Shares beneficially held were acquired in the TTI merger.

(3)          Albion Investors LLC has investment control over Albion Mezzanine Fund LP and Albion Mezzanine Fund II LP, which beneficially own 249,106 and 450,527 shares, respectively, of our common stock.

UNDERWRITING

Subject to the terms and conditions of an Underwriting Agreement, dated May 21, 2007, Bear, Stearns & Co. Inc., as sole underwriter, has agreed with us and with the selling stockholders to purchase from the selling stockholders the number of shares of common stock set forth below opposite its name.

Underwriter	Number of Shares
Bear, Stearns & Co. Inc	5,400,000
Total	5,400,000

The Underwriting Agreement provides that the obligations of the underwriter to purchase and accept delivery of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the Underwriting Agreement. The underwriter is obligated to purchase and accept delivery of all the shares of common stock offered hereby.

The underwriter has advised us that it proposes to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $           per share. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriter. No such change shall affect the amount of proceeds to be received by the selling stockholders as set forth on the cover page of this prospectus supplement. The shares of common stock are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriter by the selling stockholders and the proceeds, before expenses, to the selling stockholders.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions payable by the selling stockholders	$	$
Proceeds, before expenses, to the selling stockholders	$	$

In addition to the underwriting discount, the underwriter will receive a commission equivalent from the investors in the amount of $0.05 for each share of common stock sold to the investors in the offering.

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above payable by the selling stockholders will be approximately $250,000.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

We, the selling stockholders and certain of our significant stockholders have agreed that, for a period of 30 days after the date of this prospectus supplement, without the prior written consent of Bear, Stearns & Co. Inc., we and they will not, subject to some exceptions, directly or indirectly offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) any shares of our capital stock or any securities convertible into, or exercisable or exchangeable for our capital stock, or publicly announce an intention to effect any such transaction.

Bear, Stearns & Co. Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from lock-up agreements, Bear, Stearns & Co. Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock or other securities for which the release is being requested and market conditions at the time.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the shares of common stock offered by this prospectus supplement and accompanying prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus supplement and accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus supplement and accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC of the European Parliament and of the Council (the “Prospectus Directive”) (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant implementation Date”) the underwriter has not made and will not make an offer of shares of our common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to our shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State at any time:

a)              to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b)             to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

c)              to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

d)             in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe our shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” includes any relevant implementing measure in each Relevant Member State.

The underwriter has also represented and agreed that:

a)              (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any shares of our common stock other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of our shares of common stock would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000, as amended (“FSMA”) by us;

b)             it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

c)              it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any such shares in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than our shares offered hereby, and do not constitute an offer to sell or a solicitation of an offer to buy any shares offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation to such person. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereby shall, under any circumstances, imply that these has been no change in our affairs or those of our subsidiaries or that the information contained herein is correct as of any date subsequent to the earlier of the date hereof and any earlier specified date with respect to such information. Any delivery of this prospectus supplement at any subsequent date does not imply that the information herein is correct at such subsequent date.

Shares of our common stock are listed on the New York Stock Exchange under the symbol “ACW.”

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter of this offering, or by its affiliates. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter or its affiliates is not part of this prospectus supplement and accompanying prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriter has advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, or the Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriter for the purpose of fixing or maintaining the price of the shares of common stock. A “syndicate covering transaction” is the bid for or purchase of shares of common stock on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. A “penalty bid” is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the shares of common stock originally sold by such underwriter or syndicate member are purchased by the underwriter in a syndicate covering transaction and have therefore not been effectively placed by such underwriter or syndicate member. The underwriter has advised us that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

From time to time, Bear, Stearns & Co. Inc. and its affiliates have, directly or indirectly, provided investment and commercial banking or financial advisory services to us, the selling stockholders and our or their respective affiliates, for which they have received customary fees and commissions, and expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion describes the material U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock acquired pursuant to this prospectus supplement and accompanying prospectus and by a beneficial owner that, for U.S. federal income tax purposes, is a “non-U.S. holder” as we define that term below. We assume in this discussion that non-U.S. holders will hold our common stock as a capital asset, which generally is property held for investment. Except as provided in the discussion of estate tax, the term “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a partnership or any of the following:

•                  an individual who is a citizen or resident of the U.S.;

•                  a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, that is organized under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•                  a trust, in general, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date, and validly elected to continue to be so treated.

This discussion does not consider U.S. state or local or non-U.S. tax consequences, and it does not consider all aspects of U.S. federal income and estate taxation that may be important to particular non-U.S. holders in light of their individual investment circumstances, such as special tax rules that may apply to a non-U.S. holder that is a dealer in securities or foreign currencies, financial institution, bank, insurance company, tax-exempt organization or former citizen or former long-term resident of the United States, or that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment or is subject to the constructive sale rules. We also do not discuss the federal tax treatment of beneficial owners that are partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes or investors in such entities.

If a partnership is a beneficial owner of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of our common stock that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of acquiring, owning, and disposing of our common stock.

The following discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect as of the date of this prospectus supplement. All of these authorities are subject to change, retroactively or prospectively. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court. We advise each prospective investor to consult its own tax advisor regarding the federal, state, local and non-U.S. tax consequences applicable to such investor with respect to acquiring, owning, and disposing of our common stock.

Distributions on Common Stock

If we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will constitute a return of capital that will first be applied against and reduce the non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Gain on Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to withholding of U.S. federal income tax at the rate of 30 percent, or if a tax treaty applies, a lower rate specified by the treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, are attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder was a U.S. person. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification requirements. In addition, if the non-U.S. holder is a corporation, a “branch profits tax” equal to 30 percent (or lower applicable treaty rate) may be imposed on a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable tax treaties that may provide for different rules.

To claim the benefit of a tax treaty or an exemption from withholding because the dividends are effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must either (a) provide a properly executed IRS Form W-8BEN (to claim treaty benefits) or Form W-8ECI (to claim an exemption for effectively connected income) before the payment of dividends or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. These forms may be required to be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•                  the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated U.S. federal income tax rates in much the same manner as if the non-U.S. holder was a U.S. person and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•                  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains (including gain recognized on a sale or other disposition of our common stock) allocable to U.S. sources exceed capital losses allocable to U.S. sources; or

•                  our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation,” or a “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock (the “applicable period”). The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets. We believe that we are currently not and do not anticipate becoming a USRPHC. However, there is no assurance that our determination is correct or that we will not become a USRPHC in the future as a result of a change in our assets or operations.

Even if we are or later become a USRPHC, as long as our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, such common stock will be treated as a United States real property interest only if you owned directly or indirectly more than 5% of such regularly traded common stock at any time during the applicable period.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding on dividend payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations and does not otherwise establish an exemption from backup withholding generally will be subject to backup withholding at the applicable rate, currently 28%.

The payment of the proceeds of the sale or other disposition of common stock (including a redemption) by a non-U.S. holder through the U.S. office of any broker, U.S. or foreign, generally will be reported to the IRS and subject to backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition of common stock by a non-U.S. holder through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the IRS (but will not be subject to backup withholding), unless (a) the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder or (b) the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own advisors regarding the application of these rules to them.

Estate Tax

Common stock owned or treated as owned by an individual who is not considered a citizen or resident of the United States for U.S. federal estate tax purposes, at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

LEGAL MATTERS

Certain legal matters with respect to the validity of the common stock offered in this prospectus supplement will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois. Simpson Thacher & Bartlett LLP, New York, New York, will act as counsel for the underwriters. Certain partners of Latham & Watkins LLP, members of their families, related persons and others have an indirect interest, through limited partnerships, through KKR 1996 Fund L.P., in less than 1% of the common stock of the Company. Certain partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others have an indirect interest, through limited partnerships, through KKR 1996 Fund L.P., in less than 1% of the common stock of the Company. In addition, Latham & Watkins LLP and Simpson Thacher & Bartlett LLP have in the past provided, and may continue to provide, legal services to KKR and its affiliates, including KKR 1996 Fund L.P.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC’s web site at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat this information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering:

•    our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 9, 2007;

•    our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2007, filed on May 2, 2007;

•    our Current Reports on Form 8-K filed on January 3, 2007, February 13, 2007, March 14, 2007 and April 23, 2007;

•    our Annual Proxy on Schedule 14A, filed on April 27, 2007; and

•    the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 25, 2005, including any amendments or reports filed for the purpose of updating the description.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing to us or telephoning us at the address and telephone number set forth below.

Accuride Corporation
7140 Office Circle
Evansville, Indiana 47715
Attention:  Corporate Secretary
(812) 962-5000

You may also access all of the documents above and incorporated by reference into this prospectus supplement free of charge at our website www.accuridecorp.com.  The reference to our website does not constitute incorporation by reference of the information contained on such website.

PROSPECTUS

12,447,194 Shares

ACCURIDE CORPORATION

Common Stock

This prospectus relates to up to 12,447,194 shares of our common stock, par value $0.01 per share, which may be offered for sale from time to time by the selling stockholders named in this prospectus. The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices.  We provide more information about how the selling stockholders may sell their shares of common stock in the section titled “Plan of Distribution” on page 10.  We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders.  We will bear all expenses of the offering of common stock, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and transfer taxes.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “ACW.” On April 24, 2007, the closing price of our common stock on the New York Stock Exchange was $14.80 per share.

Investing in our securities involves risks.  See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2007

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
ABOUT ACCURIDE
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
WHERE YOU CAN FIND MORE INFORMATION

ABOUT THIS PROSPECTUS

This prospectus is part of a resale Registration Statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process.  The selling stockholders may offer and sell, from time to time, an aggregate of up to 12,447,194 shares of our common stock under the prospectus.  In some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the selling stockholders and the terms on which they are offering and selling our common stock.  We may also add, update or change in a prospectus supplement any information contained in this prospectus.  You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the Registration Statement of which this prospectus is a part, together with the additional information described under “Where You Can Find More Information” before you make any investment decision.

You should rely only on the information contained in this prospectus.  Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus or additional information.  This prospectus is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.  Our business, financial condition, results of operations and prospects may have subsequently changed since the date of this prospectus or any prospectus supplement or the date of any document incorporated by reference.

ABOUT ACCURIDE

Corporate History

Accuride Corporation, a Delaware corporation, and Accuride Canada Inc., a corporation formed under the laws of the province of Ontario, Canada, and a wholly owned subsidiary of Accuride, were incorporated in November 1986 for the purpose of acquiring substantially all of the assets and assuming certain of the liabilities of Firestone Steel Products, a division of The Firestone Tire & Rubber Company.  The respective acquisitions by the companies were consummated in December 1986.  In 1988, we were purchased by Phelps Dodge Corporation.

On November 17, 1997, we entered into a stock subscription agreement with Hubcap Acquisition L.L.C. pursuant to which Hubcap Acquisition, an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR, acquired a controlling interest in our company.  The acquisition consisted of an equity investment together with approximately $363.7 million of aggregate proceeds from certain financings, which were collectively used to redeem shares of our common stock owned by Phelps Dodge.  The financing transactions included the issuance of public notes, which were registered under the Securities Act pursuant to a registration statement on Form S-4.  Immediately after the closing of such transactions, Hubcap Acquisition owned 90% of our common stock and Phelps Dodge owned 10% of our common stock.  Shortly thereafter, we sold additional shares of common stock and granted options to purchase common stock to certain senior management employees, representing, in the aggregate, approximately 10% of our fully diluted equity.  Phelps Dodge subsequently sold its remaining interest to RSTW Partners III, L.P. in September 1998.

On January 31, 2005, we completed our acquisition of Transportation Technologies Industries, Inc., or TTI.  TTI was founded as Johnstown America Industries, Inc. in 1991 in connection with the purchase of Bethlehem Steel Corporation’s freight car manufacturing operations.  After an initial public offering in July 1993, TTI continued to grow and transform its business through a series of acquisitions in the truck components industry completed between 1995 and 1999, which, together with continuing improvement in market conditions in the truck component industry, represented substantially all of its sales growth during such period.  Following the sale of TTI’s freight car operations in June 1999, it changed its name to Transportation Technologies Industries, Inc.  In March 2000, TTI was acquired in a going-private transaction by an investor group led by its management and Trimaran Capital Partners, or Trimaran.

The TTI Merger and Related Transactions

On January 31, 2005, pursuant to the terms of an agreement and plan of merger, a wholly owned subsidiary of Accuride was merged with and into TTI, resulting in TTI becoming a wholly owned subsidiary of Accuride, which we refer to as the TTI merger.  Upon consummation of the TTI merger, the stockholders of Accuride prior to consummation of the TTI merger owned 66.88% of the common stock of the combined company and the former stockholders of TTI owned 33.12% of the common stock of the combined company.

In connection with the TTI merger:

•                  We sold $275 million in aggregate principal amount of our 8 1/2% senior subordinated notes due 2015, which we refer to as our new senior subordinated notes in a private placement transaction and subsequently exchanged such notes with substantially equivalent notes that were registered pursuant to a registration statement on Form S-4 filed with the SEC on May 2, 2005;

•                  We entered into senior secured credit facilities, consisting of a $550.0 million term loan credit facility and a revolving credit facility in an aggregate principal amount of $125.0 million, which is comprised of a new $95.0 million U.S. revolving credit facility and the continuation of a $30.0 million Canadian revolving credit facility (neither revolver facility was drawn as of March 31, 2007);

•                  We discharged all of Accuride’s outstanding 9 1/4% senior subordinated notes due 2008, including accrued interest and a redemption premium;

•                  We discharged all of TTI’s outstanding 12 1/2% senior subordinated notes due 2010, including accrued interest and a redemption premium;

•                  We repaid substantially all existing senior secured indebtedness of Accuride and TTI, including accrued interest and redemption premiums; and

•                  We paid approximately $39.2 million of transaction fees and expenses.

Accuride has rationalized costs by eliminating redundant corporate overhead expenses, and consolidating purchasing, information technology and sales and distribution functions.

We completed the initial public offering of 11 million shares of our common stock on April 26, 2005, and our common stock has continued to trade on the New York Stock Exchange under the symbol “ACW.”   We used the net proceeds of approximately $89.6 million from the IPO and other available cash of $3.4 million to repay a portion of our credit facility.   We refer to the TTI merger, the sale of our new senior subordinated notes, the borrowings under our new senior credit facilities, and the IPO collectively as the Transactions.

The Company

We are one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Our products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  We market our products under some of the most recognized brand names in the industry, including Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion.  We believe that we have number one or number two market positions in steel wheels, forged aluminum wheels, brake drums, disc wheel hubs, spoke wheels, metal grills, metal bumpers, crown assemblies, chrome plating and polishing, seating assemblies and fuel tanks in commercial vehicles.  We serve the leading original equipment manufacturers, or OEMs, and their related aftermarket channels in most major segments of the commercial vehicle market, including heavy- and medium-duty trucks, commercial trailers, light trucks, buses, as well as specialty and military vehicles.

Our primary product lines are standard equipment used by virtually all North American heavy- and medium-duty truck OEMs, creating a significant barrier to entry.  We believe that substantially all heavy-duty truck models manufactured in North America contain one or more Accuride components.

Our diversified customer base includes substantially all of the leading commercial vehicle OEMs, such as Freightliner Corporation, with its Freightliner, Sterling and Western Star brand trucks, PACCAR, Inc., with its Peterbilt and Kenworth brand trucks, International Truck and Engine Corporation, with its International brand trucks, and Volvo Truck Corporation, or Volvo/Mack, with its Volvo and Mack brand trucks.  Our primary commercial trailer customers include leading commercial trailer OEMs, such as Great Dane Limited Partnership and Wabash National, Inc.  Our major light truck customer is General Motors Corporation.  Our product portfolio is supported by strong sales, marketing and design engineering capabilities and is manufactured in 22 strategically located, technologically-advanced facilities across the United States, Mexico, and Canada.

Our business consists of seven operating segments that design, manufacture, and distribute components for trucks, trailers, and other vehicles.  These operating segments are aggregated into a single reportable segment as they have similar economic characteristics, products and production processes, class of customer and distribution methods.  We believe this segmentation is appropriate based upon management’s operating decisions and performance assessment.

Our principal executive offices are located at 7140 Office Circle, Evansville, Indiana 47715 and our telephone number at that address is (812) 962-5000.  Our principal website is located at www.accuridecorp.com.  The information contained in, or that can be accessed through, our website is not part of this prospectus or any accompanying prospectus supplement.  Unless the context indicates otherwise, references in this prospectus to “we,” “us,” “our” and “the company” refer to Accuride Corporation, its predecessors and its wholly owned subsidiaries.

We have numerous trademarks, patents and copyrights in the United States and in certain foreign countries.  All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

RISK FACTORS

Investment in our common stock involves a high degree of risk.  You should carefully consider the specific risks described under the heading “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated herein by reference, before making an investment decision.  Each of the risks described in these headings could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment.  For more information, see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the information we incorporate by reference, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements.  Such statements are based on management’s beliefs and assumptions and on information currently available to our management.  You can identify most forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks described under the heading “Risk Factors” in our most recent annual and quarterly reports filed with the SEC and in other documents incorporated herein by reference, as well as any amendments thereto reflected in subsequent filings with the SEC.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of the relevant document.  We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which are filed as exhibits to our registration statement on Form S-3, of which this prospectus forms a part.  See “Where You Can Find More Information.”

As of April 24, 2007, our authorized capital stock consisted of 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock in one or more series, $0.01 par value per share.

Common Stock

As of April 20, 2007, we had:

•                  34,996,836 shares of common stock outstanding;

•                  an aggregate of 1,586,199 shares of our common stock reserved for issuance upon exercise of outstanding equity awards granted under our 1998 Stock Purchase and Option Plan for Employees of Accuride Corporation and Subsidiaries and our 2005 Incentive Award Plan; and

•                  an aggregate of 92,395 shares of our common stock reserved for issuance pursuant to future grants under our 2005 Incentive Award Plan.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.

Rights and Preferences

Our common stock has no preemptive, conversion or other rights to subscribe for additional securities.  There are no redemption or sinking fund provisions applicable to our common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Non-Assessable

All outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Preferred Stock

As of April 24, 2007, we had no shares of preferred stock outstanding.

Our board of directors is authorized, subject to the limits imposed by the Delaware General Corporation Law, or the DGCL, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Registration Rights Agreement

Under a registration rights agreement, as amended and restated, certain of the holders of our common stock have the right to require us to register their shares with the SEC so that those shares may be publicly resold, or to include their shares in any registration statement we file as follows:

Demand Registration Rights

At any time, shareholders that are either affiliates of Kohlberg, Kravis Roberts & Co. (“KKR”) or KKR Associates, L.P., including without limitation, Hubcap Acquisition L.L.C. (the “KKR Holders”) or affiliates of Trimaran Capital Partners, including without limitation TTI Securities Acquisition, LLC (the “Trimaran Holders”), who hold a specified amount of the common stock covered by the registration rights agreement have the right to demand that we file registration statements.  Prior to January 31, 2010, pursuant to a shareholder rights agreement, the Trimaran Holders may not sell any shares of our common stock without the written consent of Accuride and the KKR Holders owning a majority of the shares of our common stock owned by the KKR Holders unless the Trimaran Holders sell a percentage of their Accuride common stock which is equal to or less than the percentage sold by the KKR Holders of their Accuride common stock.

“Piggyback” Registration Rights

If we register any common stock for public sale, other than pursuant to a demand registration statement, stockholders with registration rights will have the right to include their shares in the registration statement.  The underwriters of any underwritten offering will have the right to limit the number of such shares to be included in the registration statement.

Expenses of Registration

Other than underwriting fees, discounts and commissions, we will pay all expenses relating to piggyback registrations and demand registrations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.  The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

New York Stock Exchange

Our common stock is listed for trading on the New York Stock Exchange under the symbol “ACW.”

Delaware Takeover Statute

We are subject to Section 203 of the DGCL.  This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•    prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•    the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•    on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•    any merger or consolidation involving the corporation and the interested stockholder;

•    any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•    subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•    the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise.  These provisions may also make the removal of incumbent officers and directors more difficult.  These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us.  These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.  These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of Accuride.  The amendment of any of these anti-takeover provisions would require approval by holders of at least 66 2/3% of our outstanding common stock entitled to vote on such amendment.

In particular, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the following:

Removal of Directors, Vacancies

Our stockholders can only remove directors for cause by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors.  Vacancies on our board of directors may be filled only by our board of directors.

No Cumulative Voting

Delaware law provides that stockholders are not entitled to the right to cumulative votes in the election of directors unless our certificate of incorporation provides otherwise.  Our certificate of incorporation does not expressly provide for cumulative voting.

No Written Consent of Stockholders

Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders

Special meetings of our stockholders may be called only by the chairman of the board of directors or our chief executive officer, or a majority of the members of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting.  Our bylaws will also specify requirements as to the form and content of a stockholder’s notice.  These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendment

The approval of not less than 66 2/3% of the outstanding shares of our capital stock entitled to vote is required to amend the provisions of our Amended and Restated Bylaws by stockholder action, or to amend the provisions of our Amended and Restated Certificate of Incorporation that are described in this section or that are described below under “Limitation on Liability and Indemnification of Executive Officers and Directors.”  These provisions make it more difficult to circumvent the anti-takeover provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws.

Issuance of Undesignated Preferred Stock

Our board of directors is authorized to issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors.  The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Limitation of Liability and Indemnification of Executive Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties.  Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by Delaware law, the personal liability of a director to our company or our stockholders for monetary damages for any breach of fiduciary duty as a director.

Subject to certain limitations, our bylaws provides that we must indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law.  We have also entered into indemnification agreements with our directors, executive officers and certain employees and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.  Under these agreements, we are required to indemnify them against expenses, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by us), and in each case, to the extent actually and reasonably incurred in connection with any actual or threatened proceeding, if any of them may be made a party to such proceeding because he or she is or was one of our directors or officers.  We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests.  With respect to any criminal proceeding, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe that his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.  We believe that these indemnification agreements and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

SELLING STOCKHOLDERS

The following table provides the name of each selling stockholder and the number of shares of our common stock offered by each selling stockholder under this prospectus.  The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders.

The selling stockholders do not have any position, office or other material relationship with us or any of our affiliates, nor have they had any position, office or material relationship with us or any of our affiliates within the past three years, except for those listed in the footnotes to the following table or otherwise disclosed in this prospectus.  The number of shares beneficially owned by each stockholder and each stockholder’s percentage ownership prior to the offering is based on their outstanding shares of common stock as of April 24, 2007.  The percentage of ownership indicated in the following table is based on 34,996,836 shares of common stock outstanding on April 20, 2007.

Information with respect to beneficial ownership has been furnished by each selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC.  Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Beneficially Owned Before the Offering (1A)		Maximum Number of Shares Being	Shares Beneficially Owned After the Offering
Name	Number	Percent	Offered	Number	Percent
KKR 1996 GP L.L.C.(1)	7,850,213	22.43%	7,850,213	—	—
Trimaran Fund II, L.L.C(2)	1,241,021	3.55%	1,241,021	—	—
Trimaran Capital, L.L.C.(2)	80,134	*	80,134	—	—
Trimaran Parallel Fund II, L.P.(2)	522,502	1.49%	522,502	—	—
CIBC Employee Private Equity Fund (Trimaran) Partners(2)	808,090	2.31%	808,090	—	—
CIBC Capital Corporation(2)	881,609	2.52%	881,609	—	—
Caravelle Investment Fund, L.L.C.(2)	363,992	1.04%	363,992	—	—
Albion Mezzanine Fund LP(3)	249,106	*	249,106	—	—
Albion Mezzanine Fund II LP(3)	450,527	1.29%	450,527	—	—

* Represents less than 1.0%.

(1)          Shares of common stock shown as beneficially owned by KKR 1996 GP L.L.C. are held by Hubcap Acquisition LLC.  KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P. KKR 1996 Fund L.P. is one of two members of Hubcap Acquisition LLC and owns more than a 95% equity interest in Hubcap Acquisition LLC. KKR 1996 GP L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Perry Golkin, Johannes P. Huth, Todd A. Fisher and Alexander Navab, Jr. Mr. Greene is a member of our Board, and may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Mr. Greene disclaims beneficial ownership. Mr. Frederick M. Goltz is a member of our Board and is also a member of KKR. Mr. Goltz disclaims that he is the owner (beneficial or otherwise) of any shares beneficially owned by KKR Associates 1996 L.P.

(2)          Shares beneficially held were acquired in the TTI merger and are held by the following entities:  Trimaran Fund II, L.L.C holds 1,241,021 shares; Trimaran Capital, L.L.C. holds 80,134 shares; Trimaran Parallel Fund II, L.P. holds 522,502 shares, CIBC Employee Private Equity Fund (Trimaran) Partners holds 808,090 shares; CIBC Capital Corporation holds 881,609 shares and Caravelle Investment Fund, L.L.C. holds 363,992 shares.  Mr. Dalton is a member of our Board, and is associated with Trimaran Capital Partners and may be deemed to share beneficial ownership of all shares listed above except those owned by Caravelle Investment Fund, L.L.C., but disclaims beneficial ownership of such common stock.  Jay R. Bloom, Andrew R. Heyer and Dean C. Kehler are managing members of Trimaran Investments II, L.L.C., the managing member of Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC Capital Corporation.  As a result, Messrs. Bloom, Heyer and Kehler may be deemed to beneficially own all of the shares of common stock held directly or indirectly by these entities. Messrs. Bloom, Heyer and Kehler have investment and voting power with respect to shares owned by these entities but disclaim beneficial ownership of such shares except with respect to approximately 26,712, 26,711 and 26,711, respectively, of the shares owned by Trimaran Capital, L.L.C.

(3)          Albion Investors LLC has investment control over Albion Mezzanine Fund LP and Albion Mezzanine Fund II LP, which beneficially own 249,106 and 450,527 shares, respectively, of our common stock.

PLAN OF DISTRIBUTION

The selling stockholders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.  The selling stockholders may sell the securities by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e) privately negotiated transactions;

(f) short sales;

(g) through the writing of options on the securities, whether or not the options are listed on an options exchange;

(h) through the distribution of the securities by any selling stockholder to its partners, members or stockholders; and

(i) any combination of any of these methods of sale.

The selling stockholders may also transfer the securities by gift.  We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities.  These brokers or dealers may act as principals, or as an agent of a selling stockholder.  Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security.  If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price.  Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.  The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement.  Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers.  A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.  A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including Regulation M.  This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates.  Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.  These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling stockholders and any underwriters of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act.  The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act.  We agreed to register the securities under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time.  We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel to the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders.

We will not receive any proceeds from sales of any securities by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference, (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the adoption of SFAS No. 123(R), Share Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC’s web site at www.sec.gov.

This prospectus is part of a registration statement (which term includes all amendments, exhibits and schedules thereto) on Form S-3 that we have filed with the SEC under the Securities Act.  Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement.  You may read or obtain a copy of the registration statement, including exhibits, from the SEC in the manner described above.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat this information in this prospectus.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering:

•    our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 9, 2007;

•    our Current Reports on Form 8-K filed on January 3, 2007, February 13, 2007, March 14, 2007 and April 23, 2007; and

•    the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 25, 2005, including any amendments or reports filed for the purpose of updating the description.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us or telephoning us at the address and telephone number set forth below.

Accuride Corporation
7140 Office Circle
Evansville, Indiana 47715
Attention:  Corporate Secretary
(812) 962-5000

You may also access all of the documents above and incorporated by reference into this prospectus free of charge at our website www.accuridecorp.com.  The reference to our website does not constitute incorporation by reference of the information contained on such website.

5,400,000 Shares

Common Stock

PROSPECTUS
SUPPLEMENT

Bear, Stearns & Co. Inc.